POWER OF ATTORNEY
Each person whose signature appears below hereby constitutes and appoints Bruce N. Alpert and James McKee and each of them, his true and lawful attorneys-in fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement on Form N-2 and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorneys-in fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

Director and Chairman
Mario J. Gabelli

/s/ Thomas E. Bratter Thomas E. Bratter	Director	May 18, 2006

/s/ Anthony J. Colavita Anthony J. Colavita	Director	May 18, 2006

/s/ James P. Conn James P. Conn	Director	May 18, 2006

/s/ Frank J. Fahrenkopf, Jr. Frank J. Fahrenkopf, Jr.	Director	May 18, 2006

/s/ Arthur V. Ferrara Arthur V. Ferrara	Director	May 18, 2006

/s/ Anthony R. Pustorino Anthony R. Pustorino	Director	May 18, 2006

/s/ Salvatore J. Zizza Salvatore J. Zizza	Director	May 18, 2006